LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES      Exhibit 11
                  COMPUTATIONS OF EARNINGS PER SHARE



(Amounts in millions, except
   per share data)

                               				    Six Months Ended    Three Months Ended
			                                         June 30,            June 30,
				                                   ----------------	   ------------------
			                                     1997      1996       1997      1996
                               				    ------    ------     ------    ------
EARNINGS PER SHARE

Weighted average number of
  common shares outstanding             92.7      89.1       93.1      89.4

Dilution from outstanding stock
  options-computed using the
  "treasury stock" method                2.2       1.6        2.1       1.9
		                               		   ------    ------    	------	   ------
Weighted average number of
  common shares outstanding
  as adjusted           	               94.9      90.7	      95.2	     91.3
			                               	   ======    ======	    ======	   ======

Net Earnings Before
  Extraordinary Item 	            	  $ 100.4   $  64.3    $  52.0 	 $  26.6
		                                	   ======    ======     ======    ======
Net Earnings 		                   	  $ 100.4   $  51.8    $  52.0   $  14.1
	                               			   ======    ======     ======    ======

Earnings Per Share

Net Earnings Before
  Extraordinary Item 		              $  1.06   $   .71    $   .55   $   .29
			                               	   ======    ======     ======    ======
Net Earnings 			                     $  1.06   $   .57    $   .55   $   .15
			                               	   ======    ======     ======    ======